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                                    EXHIBIT 1

                       AMENDED AND RESTATED LOAN AGREEMENT

        This Amended and Restated Loan Agreement ("Agreement") is entered into and effective as of April 8, 1999 by and between Dense-Pac Microsystems, Inc., a California corporation ("Borrower"), Euroventures Benelux II B.V., a Netherlands corporation ("Euroventures"), and Trude C. Taylor, an individual (individually, a "Lender" and jointly, the "Lenders").

                                    RECITALS

        WHEREAS, Borrower has previously borrowed from Lenders the aggregate sum of $1,900,000 (the "Original Loan") pursuant to a Loan Agreement dated as of October 12, 1994 (the "1994 Loan Agreement"); and

        WHEREAS, Borrower and Euroventures modified the terms of the 1994 Loan Agreement pursuant to an Addendum to Loan Agreement dated as of October 23, 1995 (together with the 1994 Loan Agreement, the "Prior Loan Agreements"); and

        WHEREAS, the parties have agreed that Euroventures shall convert a portion of its outstanding loan into Common Stock of the Borrower and that the terms of the remaining outstanding portion of the loan shall be amended as stated herein.

                                    AGREEMENT

        NOW, THEREFORE, it is agreed as follows:

        SECTION 1. PARTIAL CONVERSION OF LOAN.

                Euroventures hereby agrees to convert $1.2 million of the outstanding principal amount of indebtedness due it from Borrower pursuant to the Prior Loan Agreements into an aggregate of 662,069 shares of the Common Stock of Borrower (the "Shares") and Borrower agrees to issue and sell the Shares to Euroventures. Borrower shall promptly issue and deliver to Euroventures a certificate representing the Shares.

        SECTION 2. TERMS OF LOAN.

                The $600,000 and $100,000 remaining outstanding principal amount due Euroventures and Trude Taylor, respectively, pursuant to the Prior Loan Agreements (individually or in the aggregate, the "Loan") shall have the following terms:

                2.1 INTEREST. Accrued and unpaid interest on the Original Loan computed in accordance with the Prior Loan Agreements through April 7, 1999 shall be paid within 10 days hereof. The principal balance from time to time actually outstanding under the Loan shall bear interest, calculated on a daily basis, including the first day but excluding the last day, based on a 365-day year, at the rate of eight and three-quarters percent (8.75%) per annum, from the date hereof



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until the Loan and all interest thereon is repaid in full. Interest shall be paid quarterly, beginning on June 30, 1999. Any interest not paid on the Original Loan or the Loan when due shall be added to the principal and thereafter bear interest as principal.

                2.2 REPAYMENT. The outstanding principal balance of the Loan and all accrued and unpaid interest thereon shall be due and payable in full on December 31, 2000. Upon 45 days' prior written notice to the Lenders, Borrower may at any time prepay, without penalty, all or any portion of the Loan plus accrued and unpaid interest on the amount prepaid to the date of such prepayment. Upon 45 days' prior written notice to the Lenders, Borrower shall apply the net proceeds from any sale of debt (other than Equipment Financing as defined in Section 4.1 and Bank Debt as defined in Section 8 hereof) or equity securities (except pursuant to employee benefit plans (whether now in effect or adopted in the future) or warrants which are outstanding on the date hereof) to prepay the outstanding interest and principal of the Loan. All payments of the Loan and accrued and unpaid interest shall be in U.S. Dollars.

                2.3 APPLICATION OF PAYMENTS. Payments on the Loan shall be applied first to accrued and unpaid interest and then to principal, and upon such payment interest shall cease to accrue on the principal so repaid. Payments of principal shall be made to each Lender, pro rata based the outstanding principal amount of each Lender's Loan. Payments shall be sent to the Lenders at their addresses set forth in Section 9.3 hereof or to such other address or bank account as a Lender may from time to time advise Borrower in writing.

        SECTION 3. CONVERSION OF LOAN.

                3.1 VOLUNTARY CONVERSION. Each Lender shall have the right, at its option, at any time prior to payment in full of the outstanding principal balance of each such Lenders' Loan (or prior to any prepayment date set forth in the Borrower's notice pursuant to Section 2.2 hereof) to convert the outstanding principal balance of such Loan, in whole or in part, into fully paid and non-assessable shares of Common Stock of the Borrower. The number of shares of Common Stock to be issued upon conversion of the Loan ("Conversion Shares") shall be determined by dividing the principal amount so converted by the Conversion Price (as defined below) in effect at the time of such conversion. The initial Conversion Price shall be equal to $1.8125.

                3.2 CONVERSION PROCEDURE. Before a Lender shall be entitled to convert its Loan into Conversion Shares, it shall give written notice of the election to convert to the Borrower, which notice shall state the principal amount of the Loan to be converted and the name or names in which the certificate or certificates for the Conversion Shares are to be issued. The Borrower shall, as soon as practicable thereafter, issue and deliver to such Lender a certificate or certificates for the full number of Conversion Shares to which the Lender shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the notice of conversion and the person or persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder of holders of such shares as of such date. No fractional shares of Common Stock shall be issued upon conversion of the Loan. In lieu thereof, the Borrower shall pay to the converting Lender the amount of outstanding principal that is not so converted by check, payable concurrently with delivery of the certificates for the Conversion Shares. Upon conversion of any portion of the



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Loan, the Borrower shall be released from its obligations and liabilities under this Agreement with respect to that principal amount which is converted hereunder, except that the Borrower shall be obligated to pay to the converting Lender, within ten (10) days of the date of such conversion, any interest accrued and unpaid with respect to the principal amount converted, through the date of such conversion.

                3.3 ADJUSTMENT TO CONVERSION PRICE FOR DILUTING ISSUES.

                        (a) Special Definitions. For purposes of this Section 3.3, the following definitions shall apply:

                                (1) "Convertible Securities" shall mean any
evidences of indebtedness (other than the Loan), shares of capital stock (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

                                (2) "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                (3) "Additional Shares of Common Stock" shall
mean all shares of Common Stock issued or, pursuant to Section 3.3(c), deemed to be issued by the Borrower after the date hereof; other than shares of Common Stock issued or deemed to be issued (A) to officers or employees of, or consultants to, the Borrower pursuant to stock option plans or incentive agreements approved by Borrower's Board of Directors; (B) in connection with Equipment Financings or Bank Debt; (C) to the sellers of a corporation pursuant to the acquisition of such corporation by the Borrower by merger, purchase of substantially all of the assets, or other reorganization whereby the Borrower owns not less than fifty-one percent (51%) of the voting power of such corporation; (D) upon exercise or conversion of options, warrants and other convertible securities outstanding on the date hereof; (E) upon conversion of the Loan; (F) in connection with any transaction for which adjustment is made pursuant to Section 3.4 hereof; and (G) by way of dividend or distribution on securities described in the foregoing clauses.

                        (b) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined in accordance with Section 3.3(e) hereof) for an Additional Share of Common Stock issued or deemed to be issued is less than the Conversion Price in effect on the date of, and immediately prior to, such issuance.

                        (c) Deemed Issue of Additional Shares of Common Stock. In the event the Borrower at any time or from time to time after the date hereof shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock



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issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3.3(e) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and, provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                (1) no further adjustment in the Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                (2) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Borrower or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease, insofar as it affects such Conversion Price, but no further change in the Conversion Price shall be made upon the exercise, conversion or exchange of such Options or Convertible Securities;

                                (3) if any such Options or Convertible
Securities shall expire or be canceled without having been exercised or converted, the Conversion Price as adjusted upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) shall be readjusted as if

                                        (A) in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock so issued were shares of Common Stock, if any, actually issued or sold on the exercise of such Options or the conversion or exchange of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Borrower upon such exercise, plus the consideration, if any, actually received by the Borrower for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Borrower (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities; and

                                        (B) in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Borrower for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Borrower for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Borrower upon the issue of the Convertible Securities with respect to which such Options were actually exercised;



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                        (4) no readjustment pursuant to clauses (2) or (3) above
shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date (immediately prior to the adjustment), or (ii) the Conversion Price that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                (d) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Borrower shall at any time after the date hereof issue Additional Shares of Common Stock, without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to the price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Borrower for the total number of Additional Shares of Common Stock so issued or deemed issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or deemed issued plus the number of such Additional Shares of Common Stock so issued or deemed issued; provided, however, that all shares of Common Stock issuable upon conversion of the Loan and any Additional Shares of Common Stock deemed issued pursuant to Section 3.3(c) shall be deemed to be outstanding for purposes hereof.

                (e) Determination of Consideration. For purposes of this Section
3.3 the consideration received by the Borrower for the issuance of any Additional Shares of Common Stock shall be computed, before deducting reasonable selling discounts, commissions, expenses and fees, as follows:

                        (1) Cash and Property. Such consideration shall:

                                (A) insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Borrower excluding amounts paid or payable for accrued interest or accrued dividends;

                                (B) insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Borrower's Board of Directors; and

                                (C) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Borrower for consideration which covers both, by the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Borrower's Board of Directors.

                        (2) Options and Convertible Securities. The consideration per share received by the Borrower for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.3(c) shall be determined by dividing:



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                               (A) the total amount, if any, received or
receivable by the Borrower as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to the Borrower upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                (B) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                3.4 ADJUSTMENTS FOR STOCK DIVIDENDS, DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK.

                        (a) Stock Dividends, Distributions or Subdivisions. In the event the Borrower shall issue Additional Shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

                        (b) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                        (c) Adjustments for Other Distributions. In the event the Borrower at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Borrower other than shares of Common Stock and other than as otherwise adjusted in Sections 3.3 or 3.4, then, and in each such event, provision shall be made so that the Lenders shall receive upon conversion of the Loan, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Borrower which they would have received had the Loan been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under Sections 3.3 or 3.4 hereof.

                        (d) Adjustments for Reclassification, Exchange, and Substitution. If the Common Stock issuable upon conversion of the Loan shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclas sification or otherwise (other than a subdivision or combination of shares provided for above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such



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reorganization or reclassification, be proportionately adjusted such that the
Loan shall be convertible into, in lieu of the number of shares of Common Stock which the Lenders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the Lenders upon conversion of the Loan immediately before that change.

                3.5 NO IMPAIRMENT. The Borrower will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any other terms to be observed or performed hereunder by the Borrower but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Lenders against impairment.

                3.6 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Loan such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding principal of the Loan; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire Loan, in addition to such other remedies as shall be available to the Lenders, the Borrower will take such corporate actions as shall, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                3.7 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Borrower at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Lender a certificate executed by its chief financial officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of any Lender, furnish or cause to be furnished to such Lender a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Loan.

                3.8 NOTICES OF RECORD DATE. In the event that the Borrower shall propose at any time:

                        (a) to declare any dividend or distribution upon the Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; or

                        (b) to offer for subscription to the holders of any class or series of its capital stock any additional shares of stock of any class or series or any other rights; or



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                        (c) to effect any reclassification or recapitalization;
or

                        (d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Borrower shall send to the
Lenders:

                                (1) at least 20 days' prior written notice of
the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining the rights to vote in respect of the matters referred to in (c) and (d) above; and

                                (2) in the case of the matters referred to in
(c) and (d) above, at least 20 days' prior written notice of the date of a shareholders meeting at which a vote on such matters shall take place or the effective date of any written consent (and specifying the material terms and conditions of the proposed transaction or event and the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event and the amount of securities or other property deliverable upon such event).

The failure to provide such notice shall not affect the validity of such actions.

SECTION 4.      COVENANTS OF BORROWER.

                4.1 ADDITIONAL DEBT. Until the Loan and all amounts due hereunder have been paid in full, without the prior written consent of a Lender or Lenders who have outstanding more than 50% of the principal amount of the Loan then outstanding, Borrower will not incur, issue, assume or guarantee any indebtedness except for Bank Debt or purchase money indebtedness incurred for the purchase or lease of equipment and machinery in the ordinary course of business ("Equipment Financing") and which indebtedness is secured solely by the equipment or machinery so purchased or leased.

                4.2 LIENS AND ENCUMBRANCES. Until the Loan and all amounts due hereunder have been paid in full, without the prior written consent of a Lender or Lenders who have outstanding more than 50% of the principal amount of the Loan then outstanding, Borrower will not cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its personal property whether now owned or hereafter acquired, to be subject to a lien except:

                        (a) liens securing non-delinquent personal property taxes or assessments;

                        (b) attachment, judgment and other similar liens arising in connection with court proceedings, provided (and only for so long as) the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;



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                        (c) the liens described in Exhibit A hereto; and

                        (d) liens securing Bank Debt or Equipment Financing.

                4.3 REGISTRATION RIGHTS AGREEMENT. Concurrently with the execution hereof, Borrower shall execute and deliver to Lenders a Registration Rights Agreement in form and substance satisfactory to Lenders.

                4.4 LEGAL EXPENSES. Borrower shall reimburse Lenders for all reasonable legal fees and costs incurred by Lenders in connection with this Agreement and filings under Sections 13 and 16 of the Securities Exchange Act of 1934 required as a result of the transactions contemplated hereby, in an amount not to exceed $5,000.

        SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower hereby represents and warrants to Lenders that:

                5.1 Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as presently conducted and to carry out the transactions contemplated hereunder.

                5.2 All corporate action on the part of Borrower necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement and the performance of all obligations of Borrower under such agreements has been taken.

                5.3 No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Borrower is required in connection with the valid execution and delivery of this Agreement and the Registration Rights Agreement or the performance of Borrower's obligations hereunder or thereunder, except as has already been obtained or filed.

                5.4 The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation of, or default under, any provision of the Articles of Incorporation or Bylaws of Borrower or, any contract, agreement or instrument to which Borrower is a party or by which it is bound.

                5.5 Borrower has sufficient authorized and unissued shares of Common Stock under its Articles of Incorporation to fulfill Borrower's obligations under Section 3 of this Agreement and any other outstanding rights to acquire Common Stock. Except as provided in the Registration Rights Agreement and the Amended and Restated Warrant Agreement between Borrower and Euroventures dated April 1, 1996, Borrower has not granted any contractual right in respect to registration of its securities.



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                5.6 The Shares are, and the Conversion Shares, when issued in accordance with Section 3, shall be, validly issued, fully paid and nonassessable and listed on the Nasdaq Stock Market or such exchange or reporting system as the Borrower's Common Stock is then traded.

                5.7 Each of this Agreement and the Registration Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or the principles governing the availability of equitable remedies.

                5.8 The Borrower is in material compliance with the provisions of its Articles of Incorporation, as amended, and its Bylaws, as amended, and is not in default under or in breach of any material agreement to which it is a party. The Borrower's business is being conducted in material compliance with all applicable laws, ordinances, codes, rules and regulations of any governmental or administrative body, provided, however, that the Borrower's representation and warranty regarding compliance with any such legal requirements as they relate to environmental matters is subject to the Borrower's actual knowledge.

                5.9 Borrower has filed all reports (including, without limitation, proxy statements) required to be filed with the Securities and Exchange Commission ("SEC") since March 1, 1998 (collectively, the "SEC Reports"), and has previously furnished or made available to the Lenders true and complete copies of all SEC Reports. None of the SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports presents fairly, in all material respects, the consolidated financial position of Borrower and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the changes in financial position of Borrower and its subsidiaries for the respective periods set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of the SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder.

                5.10 Except as described in the SEC Reports, there is no pending or, to the best knowledge of the Borrower, threatened action, suit, litigation or investigation against the Borrower which would have a material adverse effect on the Borrower, its business or its financial condition. The Borrower's personal property is not the subject of any attachment, judgment or other similar lien arising in connection with court proceedings.

                5.11 Since the date of the last SEC Report and except as described in the SEC Reports, to the best knowledge of the Borrower no fact, event, condition or contingency exists or



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has occurred which has, or in the future can reasonably be expected to have, a material adverse effect on the business or financial condition of the Borrower. For purposes hereof, any information regarding the Borrower known by or supplied to Roger Claes shall be deemed to be known by Euroventures.

        SECTION 6. REPRESENTATIONS OF LENDERS. Each Lender severally hereby represents and warrants to Borrower with respect to himself or itself that:

                6.1 Euroventures is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands and has the requisite power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to carry out the transactions contemplated hereby and thereby.

                6.2 Trude C. Taylor has full legal capacity and the requisite power and authority and is competent to execute and deliver this Agreement and the Registration Rights Agreement and to carry out the transactions contemplated hereby and thereby.

                6.3 Each Lender has the business experience to analyze, and net worth sufficient to assume, the risks associated with the Loan and the acquisition of the Shares and the Conversion Shares. The Loan is being made, and the Shares and Conversion Shares will be acquired, solely for such Lender's own account for investment and not for the account of any other person and not for distribution or assignment.

                6.4 The Lenders understand and acknowledge that the Shares are not, and the Conversion Shares will not be, registered under the Securities Act of 1933 (the "Securities Act") on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration under the Securities Act. The Lenders acknowledge and understand that the shares and the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration and such qualification is available. The Lenders acknowledge and agree that the certificates representing the Shares and the Conversion Shares may be endorsed with a legend restricting the transfer thereof except in accordance with the Securities Act.

        SECTION 7. EVENTS OF DEFAULT. Upon the occurrence of an Event of Default (as defined herein), the entire unpaid balance of the Loan, including any interest accrued thereon, shall, at the option of one or more Lenders holding, individually or in the aggregate, fifty percent (50%) or more of the Loan then outstanding (the "Majority Lender"), and without notice or demand of any kind to the Borrower or any other person, immediately become due and payable. The occurrence of any of the following events shall constitute an "Event of Default":

                        (a) If Borrower fails to pay the principal of, or interest on, the Loan within fifteen (15) days of the date such payment is due; or



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

                        (b) If Borrower fails to perform or observe any material covenant contained herein or in the Registration Rights Agreement or breaches any material representation or warranty contained herein and such failure or breach continues for more than twenty (20) days after written notice from the Majority Lender specifying such failure or breach; or

                        (c) The institution by the Borrower of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Borrower, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Borrower in furtherance of any such action; or

                        (d) If, within sixty (60) days after the commencement of an action against the Borrower (and service of process in connection therewith on the Borrower) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Borrower or all orders or proceedings thereunder affecting the operations or the business of the Borrower stayed, or if the stay or any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower or of all or any substantial part of the properties of the Borrower, such appointment shall not have been vacated; or

                        (e) Any declared default of the Borrower under any indebtedness of Borrower to banks, commercial finance lenders, insurance companies or other financial institutions regularly engaged in the business of lending money (whether secured or unsecured) that gives the holder of such indebtedness the right to accelerate such indebtedness, and such indebtedness is in fact accelerated by the holder.

        SECTION 8. BANK DEBT. To facilitate Borrower's obtaining a bank line of credit or accounts receivable factoring line for working capital purposes ("Bank Debt"), the Lenders agree, upon receipt by Borrower of a commitment letter from a lender to provide Bank Debt and approval of the terms thereof by Borrower's Board of Directors, to terminate the Security Agreement between Borrower and the Lenders dated as of October 12, 1994 and to execute UCC termination statements and such other documents as Borrower and such lender shall reasonably request to terminate the Lenders' security interest in Borrower's assets. Subject to the foregoing, the parties hereby reaffirm the Security Agreement and acknowledge that the security interest created thereby and evidenced by the financing statements and other documents filed with public agencies with respect thereto continue in full force and effect. Provided that Kredietbank N.V. agrees to subordinate on the same terms and conditions, Lenders agree to execute and deliver a subordination agreement or such other agreements or documents as shall be necessary to cause the Loan to become subordinated in right of payment, subject to Lenders' right of subrogation, to any Bank Debt.

        SECTION 9. MISCELLANEOUS.

                9.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes and replaces the Prior Loan Agreements in their entirety. None of the parties has relied upon any agreement or representation except as set forth in this Agreement.

                9.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entirely executed and performed within said state and without regard to choice of law or conflicts of law principles. Each party hereto expressly consents to the jurisdiction of the California courts and agrees that any action relating to or arising or of this Agreement shall be instituted and prosecuted only in the Municipal or Superior Court of California sitting in the County of Orange. Each party waives any right to a change in venue and any and all objections to the jurisdiction of the California courts.

                9.3 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and delivered as set forth below. Notice given to one Lender shall not be deemed to constitute notice to the other. Notices shall be delivered personally, either by messenger, air courier or by telecopy. Notices shall be deemed to have been given, if delivered personally or by telecopy, on the date of delivery; or if transmitted by air courier, two (2) business days after the date of delivery to the courier. The addresses for notices set forth below may be changed by giving written notice of such change in the manner provided herein for giving notice.

         If to Lenders to:          Euroventures Benelux II B.V.
                                    H. Henneaulaan 366
                                    1930 Zaventem
                                    Belgium
                                    Attn:   Mr. Roger Claes
                                    Ms. Sabine Vermassen
                                    Facsimile: 011-322-721-4435

                  With a Copy to:

                                    Helen W. Melman, Esq.
                                    815 Moraga Drive
                                    Los Angeles, California 90049
                                    Facsimile: (310) 472-4091

                                    Trude C. Taylor
                                    505 E. Colorado Boulevard
                                    Suite 209
                                    Pasadena, California 91011
                                    Facsimile:  (626) 577-8994

         If to Borrower to:         Dense-Pac Microsystems, Inc.
                                    7321 Lincoln Way
                                    Garden Grove, California 92641
                                    Attn:  Mr. William M. Stowell
                                    Facsimile:  (714) 896-0748

                  With a Copy to:

                                            Nicholas J. Yocca
                                            Stradling Yocca Carlson & Rauth
                                            660 Newport Center Drive, Suite 1600
                                            Newport Beach, California 92660-6441
                                            Fax: (949) 725-4100


                9.4 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with the remaining terms.

                9.5 AMENDMENT. This Agreement and any provision hereof may not be amended or terminated except by a statement in writing signed by the party against whom enforcement of the amendment or termination is sought.

                9.6 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties. No party shall be permitted to assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

                9.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

                9.8 ATTORNEYS' FEES. In the event of any dispute concerning the terms or conditions of this Agreement, or in the event a Lender is required to enforce said terms and conditions, the prevailing party in such dispute or enforcement shall be entitled to recover all of its reasonable attorneys' fees and costs incurred in connection with said dispute or enforcement, whether or not litigation is commenced.

                9.9 REMEDIES CUMULATIVE. No failure or delay on the part of either Lender in exercising any right, power or privilege under this Agreement, and no course of dealing between the Borrower and either Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights, powers and remedies in the this Agreement expressly provided are cumulative and not exclusive of any rights, powers or remedies which either Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand, unless such demand or notice is specifically required by this Agreement.

                9.10 SURVIVAL. All representations and warranties made in this Agreement shall survive the execution and delivery hereof until the Loan has been paid in full.

                IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below to be effective as of the date first set forth above.


                                        DENSE-PAC MICROSYSTEMS, INC.,
                                        A CALIFORNIA CORPORATION




                                        BY:
                                           -------------------------------------
                                           WILLIAM M. STOWELL
                                           VICE PRESIDENT, FINANCE



                                        EUROVENTURES BENELUX II B.V.


                                        BY:
                                           -------------------------------------


                                        ----------------------------------------
                                        TRUDE C. TAYLOR



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